Exhibit (d)(18)

SCHEDULE A

Dated October 8, 2026, to the
Investment Advisory Agreement dated June 23, 2026,
by and between the Funds and Krane Funds Advisors, LLC

Fund	Parent ETF	Advisory Fee	Effective Date
KraneShares California Carbon Subsidiary, Ltd.	KraneShares California Carbon Allowance Strategy ETF	0.00%	June 23, 2026
KraneShares MLM Index	KraneShares Mount Lucas Managed Futures Index Strategy ETF	0.00%	September 3, 2026
KFA Global Carbon Subsidiary, Ltd.	KraneShares Global Carbon Strategy ETF	0.00%	September 17, 2026

SCHEDULE B

Dated October 8, 2026, to the
Investment Advisory Agreement dated June 23, 2026,
by and between the Funds and Krane Funds Advisors, LLC

As compensation for services provided by the Adviser in connection with any securities lending-related activities of a Fund, the Fund shall pay to the Adviser, 10% of the monthly investment income received from the investment of cash collateral and loan fees received from borrowers in respect of securities loans (net of any amounts paid to the custodian and/or securities lending agent or rebated to borrowers).